Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205774

February 28, 2017

Pricing Term Sheet

February 28, 2017

Discovery Communications, LLC

$450,000,000 3.800% Senior Notes due 2024

$200,000,000 4.900% Senior Notes due 2026

Issuer:	Discovery Communications, LLC
Guarantor:	Discovery Communications, Inc.
Security Type / Format:	Senior Notes / SEC Registered
Trade Date:	February 28, 2017
Settlement Date:	March 13, 2017 (T+9)
Title of Securities:	3.800% Senior Notes due 2024	4.900% Senior Notes due 2026
Principal Amount:	$450,000,000	$200,000,000
Maturity Date:	March 13, 2024	March 11, 2026
Coupon:	3.800%	4.900%
Benchmark Treasury:	2.125% UST due February 29, 2024	2.250% UST due February 15, 2027
Benchmark Treasury Spot and Yield:	99-20+ / 2.181%	99-02 / 2.356%
Spread to Benchmark Treasury:	T+ 165 bps	T+ 185 bps
Yield to Maturity:	3.831%	4.206%
Price to Public:	99.811%	105.038%, plus interest deemed to have accrued from March 11, 2017 to the settlement date of $54,444.44
Net Proceeds to Issuer (after underwriting discount, but before expenses):	$446,337,000	$208,776,000, plus interest deemed to have accrued from March 11, 2017 to the settlement date
Interest Payment Dates:	March 13 and September 13 of each year, beginning September 13, 2017	March 11 and September 11 of each year, beginning September 11, 2017

Make-Whole Call:	Prior to January 13, 2024, Adjusted Treasury Rate plus 25 basis points, plus accrued and unpaid interest, if any.	Prior to December 11, 2025, Adjusted Treasury Rate plus 50 basis points, plus accrued and unpaid interest, if any.
Par Call:	On or after January 13, 2024, plus accrued and unpaid interest, if any.	On or after December 11, 2025, plus accrued and unpaid interest, if any.
CUSIP / ISIN:	25470D AM1 / US25470DAM11	25470D AL3 / US25470DAL38
Ratings*:	Baa3 (stable) Moody’s Investors Service, Inc. BBB- (stable) Standard & Poor’s Ratings Services BBB- (stable) Fitch Ratings Ltd.	Baa3 (stable) Moody’s Investors Service, Inc. BBB- (stable) Standard & Poor’s Ratings Services BBB- (stable) Fitch Ratings Ltd.
Joint Bookrunners:

Barclays Capital Inc.

Citigroup Global Markets Inc.

RBC Capital Markets, LLC

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mizuho Securities USA Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

Co-Managers:	Goldman, Sachs & Co. Morgan Stanley & Co. LLC MUFG Securities Americas Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC	Goldman, Sachs & Co. Morgan Stanley & Co. LLC MUFG Securities Americas Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer expects that delivery of the senior notes will be made to investors on or about March 13, 2017, which will be the ninth business day following the date of this pricing term sheet (such settlement being referred to as “T+9”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the senior notes prior to the third business day before the date of delivery of the senior notes hereunder will be required, by virtue of the fact that the senior notes initially settle in T+9, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the senior notes who wish to trade the senior notes prior to the third business day before the date of delivery of the senior notes hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. by telephone at 1-888-603-5847; Citigroup Global Markets Inc. toll-free at 1-800-831-9146; J.P. Morgan Securities LLC by telephone collect at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated by telephone toll-free at 1-800-294-1322 and RBC Capital Markets, LLC by telephone toll-free at 1-866-375-6829.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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